Exhibit 10.4

LOAN COMMITMENT
AND
PROMISSORY NOTE

Oilfield Safety Holdings Inc, a Nevada corporation ("Oilfield"), and Shawn Smoot ("Smoot"), hereby agree upon and enter into this Loan Commitment and Promissory Note pursuant to the following terms.

1.        Loan Commitment and Promissory Note.   Smoot has paid and hereby commits to pay the expenses of Oilfield in connection with its business development, as and when incurred, up to and including Eighty-five Thousand Dollars ($85,000.00 or Maximum Commitment.)  Such expenses paid shall accrue to the outstanding principal balance of the Promissory Note stated herein (Principal Sum").  As of the date hereof, the Principal Sum is $0.

2.        Interest.  Interest on Principal Sum shall accrue simple interest at the rate of six percent (6%) per annum based on a 365 year ("Accrued Interest").

3.        Maturity.  The Principal Sum and Accrued Interest shall be due and payable on December 31, 2015.

4.        Prepayment. Oilfield may prepay the Principal Sum, in whole or in part at any time, and from time to time, without being required to pay any penalty or premium.

5.        Governing Law. This Agreement and Note shall be governed by the laws of the State of Oklahoma.  All legal proceedings concerning this Agreement and Note shall be commenced in the Courts of the State of Oklahoma or the courts of the United States of America for the State of Oklahoma, (the "Oklahoma Courts"). Oilfield and Smoot hereby irrevocably submit to the exclusive jurisdiction of the Oklahoma Courts for the adjudication of any dispute hereunder

Dated: January 1, 2015	/s/ Shawn Smoot
Shawn Smoot

Dated: January 1, 2015	Oilfield By: /s/ Shawn Smoot
Shawn Smoot as President of
Oilfield Safety Holdings Inc.